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                  [PEAT MARWICK LLP LETTERHEAD APPEARS HERE]



The Board of Directors
Roper Industries, Inc.


We consent to incorporation by reference in the registration statements (No.'s 33-77770 and 33-78026) on Forms S-8 of Roper Industries, Inc. of our report dated December 4, 1996 relating to the consolidated balance sheets of Roper Industries, Inc. and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedules for the years then ended, which report appears in October 31, 1996 annual report on Form 10-K of Roper Industries, Inc.


                                                  KPMG Peat Marwick LLP

Atlanta, Georgia

January 7, 1997